Cohen & Co

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated August 27, 2024, relating to the financial statements and financial highlights of Potomac Defensive Bull Fund (formerly Conquer Risk Defensive Bull Fund), Potomac Managed Volatility Fund (formerly Conquer Risk Managed Volatility Fund), Potomac Tactical Rotation Fund (formerly Conquer Risk Tactical Rotation Fund), and Potomac Tactical Opportunities Fund (formerly Conquer Risk Tactical Opportunities Fund), each a series of PFS Funds, for the year ended June 30, 2024, and to the references to our firm under the headings “Other Fund Service Providers” and “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

   /s/ Cohen & Company, Ltd.

COHEN & COMPANY, LTD.

Milwaukee, Wisconsin
October 25, 2024